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                                                                   EXHIBIT 10.15


                                PROPOSAL: LEASE
                      INTERNATIONAL TECH PARK, BANGALORE.

1.0  COMPANY NAME

     Integrated Information Systems, INC

2.0  SUBJECT PROPERTY/UNIT

     a)   Type of Space                  :    Office (Innovator)
     b)   Floor Level                    :    Seventh Floor
     c)   Unit Number                    :    07 & 08.
     d)   Gross Floor Area(1)            :    4448.97 sqft

3.0  SUBJECT TERMS

     a)   Tenancy                        :    3 Years
     b)   Rental Rate(1)                 :    Rs 33 psft pm
     c)   Fit out Period Rent-Free(2)    :    2 months and 15 days

4.0  SECURITY DEPOSIT

     A total of 10 months' rental of the subject unit to be paid as Security Deposit. This would be paid according to the following schedule:

     1.   Signing of Letter of Offer     :    5 months' rental
     2.   Signing of Indenture of Lease  :    5 months' rental
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          Total                          :    10 months' rental


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(1) Rentals to be paid based on Gross area (Super built area) and paid quarterly, in advance.

(2) Air conditioning & Maintenance charges are payable from the date of handover.
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5.0  OPERATIONS & MAINTENANCE FEE       :    Rs 6.70 psft

     Includes General maintenance, Lift Maintenance, Sanitary and Plumbing, Common areas, Gondola cleaning, External areas, Fire Protection system, Building management, Security, Common area electrical system, Landscaping, Refuse disposal, and pest control. This is payable on super built area and are paid quarterly in advance. ITPL reserves the right to change the fee due to inflation and unforeseen circumstance.

6.0  PROVISION FOR AIRCONDITIONING      :    Rs 6.40 psft

     Air-conditioning is centralized and will be on from 8 am to 8 pm on all week days, and 8 am to 2 pm on Saturdays (ie: 12 hours on weekdays and 6 hours on Saturday). This is payable on super built area and are paid quarterly in advance.

7.0  STATE & CENTRAL GOVERNMENT FEES

     All fees & payments to the state and central government with respect to the lease agreement and the leasing of the office unit will be borne by INTEGRATED INFORMATION SYSTEMS, INC.

8.0  VALIDITY

     The above proposal is valid until 28th August 1999, subject to availability. In the event that the proposed unit is taken up, we will endeavor to assign the next most appropriate units that meet with your requirement.
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                                LETTER OF OFFER

THIS LETTER OF OFFER is made at Bangalore on the 2nd day of Aug 1999

From

INFORMATION TECHNOLOGY PARK LIMITED a Company incorporated under the Companies Act, 1956, having its Registered Office at International Tech Park, Whitefield Road, Bangalore 560 066 hereinafter called "ITPL" (which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors in business and assigns) of the One Part;

To

INTEGRATED INFORMATION SYSTEMS, INC. a Company incorporated under the laws of United States of America having its office at Fountainhead Corporate Park, 1560
W. Fountainhead Parkway, Suite 200 Tempe, Arizona 85282 hereinafter called "THE PROPOSED ACQUIRER" (which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns) of the Other Part.

WHEREAS

1. KIADB granted to ITPL lease of land for a period of eleven years and thereafter to be converted into freehold subject to fulfillment of certain conditions.

2. On ITPL fulfilling the conditions KIADB executed a sale deed in respect of a portion of the property and granted a freehold title to ITPL.

3. In accordance with the various permissions ITPL has developed the said land by constructing on the said land inter alia several multi-storied buildings consisting of Office, Production, Commercial and Residential Units (hereinafter referred to as "THE SAID BUILDINGS") the entire development to be used as an Information Technology Park for Electronics, Information Technology, Telecommunication and other allied activities.

4. The proposed acquirer intends to and is in the process of promoting and incorporating an Indian Company (hereinafter called the Indian Company) for the purpose of carrying on the business activity of SOFTWARE DEVELOPMENT.

5. The proposed acquirer will apply to FIPB/SIA/STP/RBI for seeking approval for establishing a 100% Export Orient Unit/Wholly owned subsidiary or a Joint Venture Company.

6. The proposed acquirer subject to the approval of Reserve Bank of India seeks to and intends to acquire property on lease for and on behalf of the Indian Company, which shall be utilized for the purposes of the business activity of the Indian Company.

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7. The proposed acquirer undertakes to complete all the formalities of incorporating the Indian Company and the Indenture of Lease to be executed will reflect the Indian Company as the Lessee subject to all other Governmental approvals and permissions being obtained.

8. The Proposed Acquirer being eligible for allotment of a Unit in the International Tech Park and having evinced an interest in acquiring by way of Lease the Office Unit No 7 & 8 on the 7th floor of Innovator admeasuring 4448.97 sq.ft approximately of super built-up area and ITPL is agreeable to lease such Office Unit to the Proposed Acquirer.

9. The Proposed Acquirer on behalf of the Indian company has paid to ITPL on or before the execution of this MOU a sum equivalent to Rs 1468160.10 which is 10 months rental as being part of the security deposit.

10. ITPL shall enter into and execute and the Indian Company shall enter into and execute the Indenture of Lease within one month from the date of execution of this Letter of Offer or within such extended period as may be mutually agreed upon between the parties hereto.

11. In the event the proposed acquirer fails to procure the Indian Company to execute the Indenture of Lease as mentioned herein above then ITPL shall become entitled to forfeit the sum equivalent to the amount paid as security deposit.

12. Subject to clause 11, in the event that all necessary Governmental approvals and permissions for the incorporation of the Indian Company and the acquisition of the said Unit by way of lease are not obtained within a period of three months from the date of this letter of Offer ITPL shall refund to the Proposed Acquirer the said security deposit free of interest, after deducting all costs and expenses incurred by ITPL and thereafter neither Party shall have any claim, demand, right whatsoever against the other.

THIS LETTER OF OFFER ACCORDINGLY, RECORDS THE VARIOUS TERMS AND UNDERSTANDING OF THE PARTIES HERETO AS UNDER:

1. UNIT DESCRIPTION:

1.1 Unit No 7 & 8 situated on the 7th floor of Innovator building in International Tech Park, Bangalore more fully measuring approximately 4448.97 sq ft square feet of super built up area subject to plus or minus 3% as per plan shown at ANNEXURE 1.

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2. TERMS:

2.1 RENTAL: The rent for the unit shall be Rs 33 per square feet per month (Rupees Thirty-three) to be paid quarterly in advance on or before the fifth day of the first month of each quarter.

2.2. OPERATIONS AND MAINTENANCE CHARGE: The lessee shall pay quarterly in advance an operations and maintenance charge @ Rs. 6.70 (Rupees six and paise seventy only) per square feet per month which is subject to change. The operations and maintenance charge is payable from the date of commencement of lease/expiry of fitout period/commencement of operations whichever is earlier.

2.3 AIR CONDITIONING CHARGE: The lessee shall pay quarterly in advance an air conditioning charge @ Rs. 6.40 (Rupees six and paise forty only) per square feet per month which is subject to change. The air conditioning charges is payable from the date of commencement of lease/expiry of fit out period/commencement of operations whichever is earlier.

2.4 LATE PAYMENT: ITPL shall be entitled to charge Interest @ 2% per month or part thereof on all delayed payments from the date the amount was payable until the date of payment.

2.5 SECURITY DEPOSIT: The Proposed acquirer shall deposit an interest free refundable security deposit with ITPL equivalent to Ten months rental as and by way of security for the due observance and compliance of the terms and conditions of this LOO/Indenture. The amount of such deposit and manner of payment is as mentioned in Annexure 2. The Security Deposit shall be refunded after deducting all amounts payable to ITPL within a period of two weeks after handing over possession of the unit. The Proposed Acquirer has paid to ITPL on or before the execution of this LOO a sum equivalent to Ten months rental being part of the security deposit.

2.6 STAMP DUTY AND REGISTRATION FEE: Stamp Duty, Registration charges and all other costs, charges and expenses incidental to the Letter of Offer, registration of Indenture of Lease or any other documents required to be obtained for the registration of the Indenture including documents in connection with this transaction shall be borne and paid by the proposed acquirer.

2.7 PAYMENT DATE: All payments other than rent and operations and maintenance fee under the LOO/Indenture/Byelaws shall be paid within a period of 7 days from the date of billing. The payment would be made such time the approvals are got from GOI & RBI.

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2.8 The operations, maintenance and air conditioning charge is payable from the date of commencement of operations or from the date of expiry of fit out period whichever is earlier.

3. TENURE

3.1 TERM: The Lease tenure is for a fixed period of three years.

3.2 RENEWAL: Renewal of the lease tenure is for a further period of 3 years on terms and conditions to be mutually agreed at the time of renewal.

3.3 INTIMATION OF RENEWAL: The lessee must give a minimum of 6 month notice period in the event of renewal of lease and ITPL shall renew the lease provided there are no breaches of the terms and conditions of Indenture committed by the Lessee.

4. TERMINATION:

4.1 In the event of termination of the Lease, the proposed acquirer/lessee undertakes to pay the lease rent for the remaining period of the lease.

5. FIT OUT PERIOD

5.1 The fit out period is as mentioned in ANNEXURE 2 attached herewith.

5.2 No rent is payable during the fit out period unless the business operations of the proposed acquirer/lessee is commenced.

5.3 The proposed acquirer/lessee shall before the commencement of fit out obtain ITPLs prior written approval in respect of the fit out plans.

5.4 The proposed acquirer/lessee shall pay the fit out deposit @ Rs.50.00 (rupees fifty only) psf or Rs. 50000.00 (rupees fifty thousand only) whichever is higher and take out necessary insurance policies against any damage or repairs on account of fire, third party liability etc caused by the fit out contractor.

5.5 The fit out deposit will be returned after the completion of fit out after deducting any sums on account of damages etc.

6. HANDING OVER OF THE PREMISES

6.1 The premises will be handed over to the proposed acquirer after a joint inspection with the proposed acquirer or his authorized representative on such date and time as notified by ITPL.

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7. LEASE INDENTURE

7.1 The Indenture of Lease shall be signed and registered within a period of one month from the date of accepting this LOO subject to obtaining the various approvals for establishing the Indian entity. If the proposed acquirer fails to sign and register the Indenture within one month then ITPL shall be entitled to forfeit the deposit and the proposed acquirer shall not have any right in respect of the premises thereafter.


8. USAGE

8.1 To use the Unit only for the purpose of SOFTWARE DEVELOPMENT and shall not use the same for any other purpose without the prior written consent of ITPL. ITPL may, if it deems fit and subject to such terms and conditions as may be specified in writing, allow the change of or carrying additional production manufacturing, processing, trading, marketing or service activities provided, that the same are permitted by the terms of the Lease Deed dated 6th June 1995 between Kamataka Industrial Area Development Board ("KIADB") and ITPL and the permissions granted to ITPL by Government bodies/authorities in connection with the IT Park.

9. NON ASSIGNABILITY

9.1 The proposed acquirer shall not without the prior written permission of ITPL assign, transfer, part with or share any interest under this LOO.
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10. GENERAL

10.1 In the event the various governmental approvals are refused and the Proposed Acquirer is disabled from any Indian entity to carry out its business activity of software development. ITPL shall return the amounts paid as security deposit after deducting only the expenses incurred to obtain the various governmental approvals.

10.2 The Proposed Acquirer agrees to abide by the Bye Laws for the allottees of units in IT Park, which is subject to change from time to time.

10.3 This LOO/Indenture and the Bye Laws are subject to Indian Laws.

SIGNED FOR AND ON BEHALF OF INFORMATION TECHNOLOGY PARK LIMITED BY THE AUTHORIZED SIGNATORY.




WE INTEGRATED INFORMATION SYSTEMS, INC. HEREBY ACCEPT THE OFFER DATED 2ND AUGUST 1999 ON THE ABOVE TERMS AND CONDITIONS.

SIGNED FOR AND ON BEHALF OF INTEGRATED INFORMATION SYSTEMS, INC BY THE AUTHORIZED SIGNATORY.





ANNEXURE 1: FLOOR PLAN OF UNIT (PLEASE ENCLOSED)

ANNEXURE 2: VARIOUS TERMS (EXCEL CHART ENCLOSED)

ANNEXURE 3: LIST OF VARIOUS CHARGES APPLICABLE FOR OFFICE UNITS (ENCLOSED-EXCEL CHART)